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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ]     Definitive Proxy Statement
[X]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                ------------------------------------------------
                          THE NEW IBERIA BANCORP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                ------------------------------------------------
                          THE NEW IBERIA BANCORP, INC.
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)
                ------------------------------------------------

Payment of Filing Fee (check the appropriate box):
[ ]     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
        14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        (1)     Title of each class of securities to which transaction applies:
                Not applicable.

        (2)     Aggregate number of securities to which transaction applies:
                Not applicable.

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
                Not applicable.

        (4)     Proposed maximum aggregate value of transaction:
                Not applicable.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act
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        ____________________

             (1) Set forth the amount on which the filing fee is calculated and state how it was determined.
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March 30, 1995



To the Shareholders of The New Iberia Bancorp, Inc.

Dear Shareholder:

You recently received your proxy statement for the April 17th meeting of the Shareholders of The New Iberia Bancorp, Inc. The issues to be covered at this meeting are not the same as those of the December 28th Special Shareholders meeting.

The choices at the April 17th meeting will be straight forward. You will be electing directors and thus deciding who will manage the future of The New Iberia Bank. Do you want to continue on the path of growth and strong earnings which has been established over the past seven years? Or do you want to SELL the Bank as Tony Schwing wishes?

The current Board and management have worked to bring the book value of your stock from $182.85 in 1987 to $414.15 as of 2/28/95. The assets of the Bank have grown from $151 million in 1988 to $235 million as of February 28, 1995.

Your Bank is very strong and stable. We believe it will continue to perform well into the future. The current Board has a plan to provide liquidity and marketability for your stock. The Board members have the experience and desire necessary to ensure that all shareholders are provided with options as they have requested.

Tony Schwing wants to sell the Bank because he does not believe it can compete with the big banks. The New Iberia Bank has been competing with Premier Bank for several years since it acquired State National Bank. During this time, your Bank has continued to grow in both size and earnings. It has increased the size of its dividends while the stockholders of State National have yet to see a cash dividend paid on their investment.

In 1992, The New Iberia Bank opened a branch in Lafayette where it competes with First Commerce Corporation, Hibernia and Whitney as well as Premier. In just over three years we have acquired over $14 million in loans and over $6 million in deposits. Obviously, many customers in Acadiana want to do business with a community bank. In fact, a local newspaper article describes comments of Steve Hansel, President of Hibernia, on this issue as follows: "There will always be a place for community banks," he says. In fact he says, "the community bank concept is something the majors are striving for, especially in this market." (Times of Acadiana, April 6, 1994).
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At the December 28th meeting, we heard from many stockholders that while they did not want to sell the Bank, they were concerned that there was no organized market for Bancorp's stock and that when the stock trades, it is often at prices below book value. We have made efforts to alleviate this situation by contacting the American Stock Exchange about listing Bancorp's stock. If our proposal to amend Bancorp's Articles is adopted and if Bancorp's listing application is approved, Bancorp's stock could be traded on an exchange by this summer. Based on our financial condition, we believe that, once listed, Bancorp's stock is likely to trade in excess of book value. We refer you to Exhibit D of the proxy statement for a list of banks and holding companies that are traded on the American Exchange and the trading prices as a percentage of their book value. We believe that listing should solve the liquidity and marketability needs of many of the shareholders and make Bancorp stock more competitive with the stock of regional banks in terms of stock value and liquidity.

Tony's claims that the current Board's small stock ownership doesn't properly
represent the shareholders.   He says that his nominees should replace some of
the current Board members. The fact is that his nominees represent less shares per member than the current Board. Collectively they (excluding Tony) own 455 shares; the current Board (excluding Tony) owns 1701 shares.

Please do not be confused by half truths and rumors. The current Board is committed to do what is right for the Bank and ALL of the shareholders. It has the experience to take steps to provide you with the liquidity and marketability you need and deserve while continuing the Bank's history of profitability and growth. It will evaluate the issues and opportunities as they are presented and make their recommendations in your best interests.

The Board is asking for your support. Vote for the current members for another term. Vote for the Board's proposal to pursue a stock split so it can apply to list Bancorp's stock on an exchange. Sign and return the Board's white proxy card today. Do not complete Tony Schwing's proxy card.

Very truly yours,

_________________________________                  ________________________________
Ernest Freyou                                      James W. Schwing, Sr.
President & CEO                                    Chairman of the Board

_________________________________                  ________________________________
Samuel S. Broussard, Sr.                           Jerry E. Shea, Sr.
Director                                           Director

_________________________________                  ________________________________
J. Preston Duhe                                    William D. Quinlan
Director                                           Director

_________________________________                  ________________________________
Gerald H. Halphen, M.D.                            Edward P. Terrell, III
Director                                           Director

_________________________________                  ________________________________
Frank C. Minvielle                                 J. P. Thibodeaux
Director                                           Director